EXHIBIT 3.2 AMENDMENTS TO ARTICLES

ARTICLES OF AMENDMENT

NEW AIR, INC., a Maryland corporation certifies to the State Department of Assessment and Taxation of Maryland that:

The charter of the corporation is hereby amended:

1.           By deleting existing Paragraph A of Article SIXTH in its entirety which states that “The Corporation shall be authorized to issue two classes of capital stock, designated as "Common Stock" and "Preferred Stock" respectively. The Corporation shall be authorized to issue 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.” And adding new Paragraph A of Article SIXTH to read as follows:

SIXTH:. Shares of Stock.

A.         The Corporation shall be authorized to issue 50,000,000 shares of Common Stock, $.001 par value.

2.           By deleting existing Paragraph E of Article SIXTH in its entirety which states that “The Board of Directors of the Corporation may, by adoption of a resolution or Bylaw, designate one or more Series of Preferred Stock and shall have the power to determine the conversion and/or redemption rights, preferences and privileges of each such Series of Preferred Stock provided that such conversion and/or redemption rights, preferences and privileges of any Series of Preferred Stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued Series of Preferred Stock.”

This amendment of the charter of the corporation has been approved by the Board of Directors and approved by the stockholders of the Corporation as required by law, on October 1, 2009, at a special meeting of its directors and shareholders.  As of that date, the Company had 6,476,277 Common Stock issued and outstanding and as to said proposition 4,103,200 Common Stock voted for it.

We the undersigned President and Secretary swear under penalty of perjury that the foregoing is a corporate act.

/s/Lior Carmeli                                                                           /s/Lieor Schops
Lior Carmeli, CEO                                                                      Lieor Schops, Secretary

Return to:
Jerry Gruenbaum, Esquire
PO Box 1666
New Haven, CT 06507
Tel: 203-222-9333